December 2024

Pricing Supplement No. 5,059

Registration Statement Nos. 333-275587; 333-275587-01

Dated December 5, 2024

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Participation Securities (the “Buffered Securities”) are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered Securities will pay no interest, provide a minimum payment at maturity of only 5% of the stated principal amount and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying commodity shares have appreciated in value, investors will receive the stated principal amount of their investment plus a return reflecting 100% of the upside performance of the underlying commodity shares, subject to the maximum payment at maturity. If the underlying commodity shares have depreciated in value, but the underlying commodity shares have not declined by more than the specified buffer amount, the Buffered Securities will redeem for par. However, if the underlying commodity shares have declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 5% of the stated principal amount. Investors may lose up to 95% of the stated principal amount of the Buffered Securities. The Buffered Securities are for investors who seek a commodity-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the buffer feature that applies to a limited range of performance of the underlying commodity shares. The Buffered Securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	January 8, 2026
Underlying commodity shares:	Shares of the SPDR® Gold Trust
Aggregate principal amount:	$600,000
Payment at maturity per Buffered Security:	￭If the final share price is greater than the initial share price: $1,000 + upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
￭If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 5%: $1,000
￭If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 5%:
($1,000 x share performance factor) + $50

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000.

However, under no circumstances will the Buffered Securities pay less than $50 per Buffered Security at maturity.

Upside payment:	$1,000 x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$242.86, which is the closing price of the underlying commodity shares on the pricing date
Final share price:	The closing price of the underlying commodity shares on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying commodity shares
Valuation date:	January 5, 2026, subject to postponement for non-trading days and certain market disruption events
Buffer amount:

5%. As a result of the buffer amount of 5%, the value at or above which the underlying commodity shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered Securities is $230.717, which is 95% of the initial share price.

Minimum payment at maturity:	$50 per Buffered Security (5% of the stated principal amount)
Maximum payment at maturity:	$1,173 per Buffered Security (117.30% of the stated principal amount)
Interest:	None
Stated principal amount:	$1,000 per Buffered Security
Issue price:	$1,000 per Buffered Security
Pricing date:	December 5, 2024
Original issue date:	December 10, 2024 (3 business days after the pricing date)
CUSIP:	61776WZ63
ISIN:	US61776WZ630
Listing:	The Buffered Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$981.30 per Buffered Security. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions (1)	Proceeds to us(2)
Per Buffered Security	$1,000	$12.50	$987.50
Total	$600,000	$7,500	$592,500

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $12.50 for each Buffered Security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)See “Use of proceeds and hedging” on page 23.

The Buffered Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Buffered Securities” and “Additional Information About the Buffered Securities” at the end of this document. As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2023  Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Investment Summary

Buffered Participation Securities

Principal at Risk Securities

The Buffered Participation Securities Based on the Value of the SPDR® Gold Trust due January 8, 2026 (the “Buffered Securities”) can be used:

￭To achieve similar levels of upside exposure to the underlying commodity shares as a direct investment, subject to the maximum payment at maturity

￭To obtain a buffer against a specified level of negative performance in the underlying commodity shares

Maturity:	Approximately 13 months
Maximum payment at maturity:	$1,173 per Buffered Security (117.30% of the stated principal amount)
Minimum payment at maturity:	$50 per Buffered Security (5% of the stated principal amount). Investors may lose up to 95% of the stated principal amount of the Buffered Securities.
Buffer amount:	5%, with 1-to-1 downside exposure below the buffer
Coupon:	None

The original issue price of each Buffered Security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered Securities, which are borne by you, and, consequently, the estimated value of the Buffered Securities on the pricing date is less than $1,000. We estimate that the value of each Buffered Security on the pricing date is $981.30.

What goes into the estimated value on the pricing date?

In valuing the Buffered Securities on the pricing date, we take into account that the Buffered Securities comprise both a debt component and a performance-based component linked to the underlying commodity shares. The estimated value of the Buffered Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity shares, instruments based on the underlying commodity shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered Securities?

In determining the economic terms of the Buffered Securities, including the maximum payment at maturity, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered Securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered Securities?

The price at which MS & Co. purchases the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered Securities, and, if it once chooses to make a market, may cease doing so at any time.

December 2024 Page 2

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Key Investment Rationale

The Buffered Securities offer upside exposure to the underlying commodity shares, subject to the maximum payment at maturity, while providing limited protection against negative performance of the underlying commodity shares. Once the underlying commodity shares have decreased in price by more than the specified buffer amount, investors are exposed to the negative performance of the underlying commodity shares, subject to the minimum payment at maturity. At maturity, if the underlying commodity shares have appreciated, investors will receive the stated principal amount of their investment plus a return reflecting 100% of the share percent increase, subject to the maximum payment at maturity. At maturity, if the underlying commodity shares have depreciated and (i) if the closing price of the underlying commodity shares has not declined from the initial share price by more than the specified buffer amount, the Buffered Securities will redeem for par, or (ii) if the closing price of the underlying commodity shares has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 95% of the stated principal amount of the Buffered Securities.

Upside Scenario

The underlying commodity shares increase in price, and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000 plus a return reflecting 100% of the share percent increase, subject to the maximum payment at maturity of $1,173 per Buffered Security (117.30% of the stated principal amount).

Par Scenario	The underlying commodity shares decline in price by no more than 5%, and, at maturity, the Buffered Securities redeem for the stated principal amount of $1,000.
Downside Scenario

The underlying commodity shares decline in price by more than 5%, and, at maturity, the Buffered Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying commodity shares from the initial share price, plus the buffer amount of 5%. (Example: if the underlying commodity shares decrease in price by 50%, investors would lose 45% of their principal and the Buffered Securities will redeem for $550, or 55% of the stated principal amount.) The minimum payment at maturity is $50 per Buffered Security.

December 2024 Page 3

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

How the Buffered Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered Securities based on the following terms:

Stated principal amount:	$1,000 per Buffered Security
Buffer amount:	5%
Maximum payment at maturity:	$1,173 per Buffered Security (117.30% of the stated principal amount)
Minimum payment at maturity:	$50 per Buffered Security
Buffered Securities Payoff Diagram

How it works

￭Upside Scenario. If the final share price is greater than the initial share price, investors will receive the $1,000 stated principal amount plus 100% of the appreciation of the underlying commodity shares over the term of the Buffered Securities, subject to the maximum payment at maturity. An investor will realize the maximum payment at maturity of $1,173 per Buffered Security (117.30% of the stated principal amount) at a final share price of 117.30% of the initial share price.

oIf the price of the underlying commodity shares appreciates 2%, the investor would receive a 2% return, or $1,020 per Buffered Security.

oIf the price of the underlying commodity shares appreciates 300%, the investor would receive only the maximum payment at maturity of $1,173 per Buffered Security, or 117.30% of the stated principal amount.

￭Par Scenario. If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 5%, investors will receive the stated principal amount of $1,000 per Buffered Security.

oIf the price of the underlying commodity shares depreciates 2.50%, investors will receive the $1,000 stated principal amount.

December 2024 Page 4

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

￭Downside Scenario. If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 5%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the price of the underlying commodity shares from the initial share price, plus the buffer amount of 5%. The minimum payment at maturity is $50 per Buffered Security.

oFor example, if the price of the underlying commodity shares depreciates 45%, investors would lose 40% of their principal and receive only $600 per Buffered Security at maturity, or 60% of the stated principal amount.

December 2024 Page 5

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Buffered Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered Securities.

Risks Relating to an Investment in the Buffered Securities

￭Buffered Securities do not pay interest and provide a minimum payment at maturity of only 5% of your principal. The terms of the Buffered Securities differ from those of ordinary debt securities in that the Buffered Securities do not pay interest, and provide a minimum payment at maturity of only 5% of the stated principal amount of the Buffered Securities, subject to our credit risk. If the final share price is less than 95% of the initial share price, you will receive for each Buffered Security that you hold a payment at maturity that is less than the stated principal amount of each Buffered Security by an amount proportionate to the decline in the closing price of the underlying commodity shares from the initial share price, plus $50 per Buffered Security. Accordingly, investors may lose up to 95% of the stated principal amount of the Buffered Securities.

￭The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity. The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity of $1,173 per Buffered Security, or 117.30% of the stated principal amount. Investors will not participate in any further appreciation of the underlying commodity shares, which may be significant.

￭The market price of the Buffered Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered Securities in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) of the underlying commodity shares, interest and yield rates in the market, time remaining until the Buffered Securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity shares and which may affect the final share price of the underlying commodity shares, the occurrence of certain events affecting the underlying commodity shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Buffered Securities will be affected by the other factors described above. The price of the underlying commodity shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “SPDR® Gold Trust Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered Security if you try to sell your Buffered Securities prior to maturity.

￭The Buffered Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered Securities. You are dependent on our ability to pay all amounts due on the Buffered Securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered Securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Buffered Securities is not linked to the price of the underlying commodity shares at any time other than the valuation date. The final share price will be based on the closing price on the valuation date, subject to adjustment for non-trading days and certain market disruption events. Even if the price of the underlying commodity shares appreciates prior to the valuation date but then drops by the valuation date by more than 5%, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the price of the underlying commodity shares prior to such drop. Although the actual price of the underlying commodity shares on the stated maturity date or at other times during the term of the Buffered Securities may be higher than the closing price on the valuation date, the payment at maturity will be based solely on the closing price on the valuation date.

December 2024 Page 6

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

￭Investing in the Buffered Securities is not equivalent to investing in the underlying commodity shares or in the commodity composing the underlying commodity shares. Investing in the Buffered Securities is not equivalent to investing in the underlying commodity shares or in the commodity that constitutes the underlying commodity shares. Investors in the Buffered Securities will not have voting rights or rights to receive distributions or any other rights with respect to the underlying commodity that constitutes the underlying commodity shares.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered Securities in the original issue price reduce the economic terms of the Buffered Securities, cause the estimated value of the Buffered Securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered Securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered Securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered Securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Buffered Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered Securities than those generated by others, including other dealers in the market, if they attempted to value the Buffered Securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered Securities in the secondary market (if any exists) at any time. The value of your Buffered Securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered Securities will be influenced by many unpredictable factors” above.

￭The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited. The Buffered Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered Securities. MS & Co. may, but is not obligated to, make a market in the Buffered Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered Securities, the price at which you may be able to trade your Buffered Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered Securities, it is likely that there would be no secondary market for the Buffered Securities. Accordingly, you should be willing to hold your Buffered Securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered Securities. As calculation agent, MS & Co. will determine the initial share price and the final share price, and will calculate the amount of cash you receive at maturity, whether a market disruption event has occurred and whether to make any adjustments to the adjustment factor. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgements, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the final share price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Additional Terms of the Buffered Securities” below. In addition, MS & Co. has determined the estimated value of the Buffered Securities on the pricing date.

December 2024 Page 7

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered Securities (and to other instruments linked to the underlying commodity shares and the underlying commodity), including trading in the underlying commodity shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying commodity shares or and other financial instruments related to the underlying commodity shares or the underlying commodity on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, could increase the price at or above which the underlying commodity shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered Securities. Additionally, such hedging or trading activities during the term of the Buffered Securities, including on the valuation date, could adversely affect the closing price of the underlying commodity shares on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain. Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Buffered Securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered Securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, it is more likely than not that each Buffered Security will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Because the Buffered Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered Securities will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder (as defined below) in respect of the Buffered Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed). As a result of certain features of the Buffered Securities, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the Buffered Securities were treated as a constructive ownership transaction. In addition, long-term capital gain that a U.S. Holder would otherwise recognize in respect of the Buffered Securities up to the amount of the “net underlying long-term capital gain” could, if the U.S. Holder is an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. U.S. Holders should read the section entitled “Additional Information About the Buffered Securities—United States Federal Taxation—Tax Consequences to U.S. Holders—Tax Treatment of the Buffered Securities—Potential Application of the Constructive Ownership Rule” in this pricing supplement.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Buffered Securities, the timing and character of income on the Buffered Securities might differ significantly from the tax treatment described herein. There is a risk that the IRS may seek to treat all or a portion of the gain on the Buffered Securities as ordinary income. For example, due to the terms of the Buffered Securities and current market conditions, there is a risk that the IRS could seek to recharacterize the Buffered Securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the Buffered Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered Securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders (as defined below) should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect.

December 2024 Page 8

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered Securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity Shares

￭Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The SPDR® Gold Trust is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate with, and may diverge significantly from, the prices of commodities generally. Because the Buffered Securities are linked to underlying commodity shares which reflect the performance of the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that such volatility will lessen.

￭The Buffered Securities are subject to risks associated with gold. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold to which the return on the Buffered Securities is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, such as, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (as the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold-producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold markets. It is not possible to predict the aggregate effect of any or all of these factors. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that such volatility will lessen.

￭There are risks relating to trading of commodities on the London Bullion Market Association. The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The price of gold is determined by the LBMA or an independent service-provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation not currently in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market that operates in a manner more closely analogous to an over-the-counter physical commodity market than a regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA that would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the Buffered Securities. The LBMA, or an independent service-provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

￭The performance and market price of the underlying commodity shares, particularly during periods of market volatility, may not correlate with the performance of the underlying commodity or the net asset value per share of the underlying commodity shares. The underlying commodity shares do not fully replicate the performance of the underlying commodity due to the fees and expenses charged by the underlying commodity shares or by restrictions on access to the underlying commodity due to other circumstances. The underlying commodity shares do not generate any income, and as the underlying commodity shares regularly sell the underlying commodity to pay for ongoing expenses, the amount of the underlying commodity represented by each share gradually declines over time. The underlying commodity shares sell the underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of the underlying commodity. The sale by the underlying commodity shares of the underlying commodity to pay expenses at a time of relatively low prices for the underlying commodity could adversely affect the value of the Buffered Securities. Additionally, there is a risk that part or all of the holdings of the underlying commodity shares in the underlying commodity could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Finally, because the underlying commodity shares are traded on an exchange and are subject to market supply and investor demand, the market price of the underlying commodity shares may differ from the net asset value per share of the underlying commodity shares.

December 2024 Page 9

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

In particular, during periods of market volatility, or unusual trading activity, the underlying commodity underlying the underlying commodity shares may be disrupted or limited, or such underlying commodity may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying commodity shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying commodity shares, and their ability to create and redeem shares of the underlying commodity shares may be disrupted. Under these circumstances, the market price of shares of the underlying commodity shares may vary substantially from the net asset value per share of the underlying commodity shares or the performance of the underlying commodity.

For all of the foregoing reasons, the performance of the underlying commodity shares may not correlate with the performance of the underlying commodity or the net asset value per share of such underlying commodity shares. Any of these events could materially and adversely affect the price of the underlying commodity shares and, therefore, the value of the Buffered Securities. Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Buffered Securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying commodity shares on the valuation date, even if the underlying commodity shares are underperforming the underlying commodity and/or trading below the net asset value per share of the underlying commodity shares.

￭Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered Securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the underlying commodity, and, therefore, the value of the Buffered Securities.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying commodity shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying commodity shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying commodity shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered Securities may be materially and adversely affected.

December 2024 Page 10

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

SPDR® Gold Trust Overview

The SPDR® Gold Trust (the “Gold Trust”) is an investment trust sponsored by World Gold Trust Services, LLC and marketed by State Street Global Advisors Funds Distributors, LLC, which seeks to provide investment results that reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars. Information provided to or filed with the Securities and Exchange Commission (“the Commission”) by the Gold Trust pursuant to the Securities Act of 1933 can be located by reference to Commission file number 001-32356 through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the SPDR® Gold Trust is accurate or complete.

We have derived all information regarding the SPDR® Gold Trust, including its make-up and method of calculation, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the Gold Trust and World Gold Trust Services, LLC (“World Gold”), the sponsor of the Gold Trust. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the Gold Trust, and HSBC Bank plc is the custodian of the Gold Trust. The Gold Trust is an investment trust. Shares of the Gold Trust trade under the ticker symbol “GLD” on the NYSE Arca, Inc.

The investment objective of the Gold Trust is to reflect the performance of the price of gold bullion, less the Gold Trust’s expenses. The Gold Trust holds gold bars. The Gold Trust issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the Gold Trust are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the shares of the Gold Trust is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.

The shares of the Gold Trust represent units of fractional undivided beneficial interest in and ownership of the Gold Trust, the primary asset of which is allocated (or secured) gold. The Gold Trust is not managed like a corporation or an active investment vehicle. The gold held by the Gold Trust will be sold only: (1) on an as-needed basis to pay the Gold Trust’s expenses, (2) in the event the Gold Trust terminates and liquidates its assets or (3) as otherwise required by law or regulation. Effective July 17, 2015, the Gold Trust’s only recurring fixed expense is World Gold’s fee, which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the Gold Trust, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the Gold Trust.

Information as of market close on December 5, 2024:

Bloomberg Ticker Symbol:	GLD UP
Current Share Price:	$242.86
52 Weeks Ago:	$187.15
52 Week High (on 10/30/2024):	$257.50
52 Week Low (on 12/12/2023):	$183.49

The following graph sets forth the daily closing prices of the underlying commodity shares for the period from January 1, 2019 through December 5, 2024. The related table sets forth the published high and low closing prices as well as the end-of-quarter closing prices of the underlying commodity shares for each quarter in the same period. The closing price of the underlying commodity shares on December 5, 2024 was $242.86. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The price of the underlying commodity shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. The historical performance of the underlying commodity shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying commodity shares on the valuation date.

December 2024 Page 11

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Shares of SPDR® Gold Trust Daily Closing Prices January 1, 2019 to December 5, 2024

December 2024 Page 12

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

SPDR® Gold Trust (CUSIP: 78463V107)	High ($)	Low ($)	Period End ($)
2019
First Quarter	126.70	121.02	122.01
Second Quarter	134.20	119.94	133.20
Third Quarter	146.66	130.62	138.87
Fourth Quarter	142.90	137.01	142.90
2020
First Quarter	157.81	138.04	148.05
Second Quarter	167.37	149.45	167.37
Third Quarter	193.89	166.62	177.12
Fourth Quarter	183.19	166.67	178.36
2021
First Quarter	182.87	157.49	159.96
Second Quarter	178.77	161.92	165.63
Third Quarter	171.17	161.32	164.22
Fourth Quarter	174.50	163.92	170.96
2022
First Quarter	191.51	166.99	180.65
Second Quarter	184.65	168.46	168.46
Third Quarter	168.32	151.23	154.67
Fourth Quarter	169.64	151.45	169.64
2023
First Quarter	185.74	168.35	183.22
Second Quarter	190.44	177.09	178.27
Third Quarter	183.67	171.45	171.45
Fourth Quarter	192.59	168.83	191.17
2024
First Quarter	205.72	184.42	205.72
Second Quarter	224.56	207.82	215.01
Third Quarter	246.98	215.56	243.06
Fourth Quarter (through December 5, 2024)	257.50	236.59	242.86

This document relates only to the Buffered Securities referenced hereby and does not relate to the underlying commodity shares. We have derived all disclosures contained in this document regarding the Gold Trust from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Gold Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Gold Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying commodity shares (and therefore the price of the underlying commodity shares at the time we priced the Buffered Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Gold Trust could affect the value received at maturity with respect to the Buffered Securities and therefore the value of the Buffered Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying commodity shares.

We and/or our affiliates may presently or from time to time engage in business with the Gold Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Gold Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying commodity shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered Securities under the securities laws. As a purchaser of the Buffered Securities, you should undertake an independent

December 2024 Page 13

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

investigation of the Gold Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying commodity shares.

December 2024 Page 14

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Additional Terms of the Buffered Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described herein shall control.
Underlying commodity:	Gold
Postponement of maturity date:

If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered Securities will be postponed to the second business day following that valuation date as postponed.

Denominations:	$1,000 per Buffered Security and integral multiples thereof
Closing price:

The closing price on any trading day means:

(i)          if the underlying commodity shares (or any such other security) are listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the underlying commodity ETF shares (or any such other security) are listed,

(ii)          if the underlying commodity shares (or any such other security) are securities of Nasdaq, the official closing price published by Nasdaq on such day, or

(iii)         if the underlying commodity shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the underlying commodity shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the closing price for one underlying commodity share (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on Nasdaq or the OTC Bulletin Board on such day. If a market disruption event (as defined below) occurs with respect to the underlying commodity shares (or any such other security) or the last reported sale price or the official closing price published by Nasdaq, as applicable, for the underlying commodity shares (or any such other security) is not available pursuant to the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying commodity shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto. See “Discontinuance of the underlying commodity shares; alteration of method of calculation” below.

Business day:

Any day other than a Saturday or Sunday which is neither a legal holiday nor a day on which banking institutions are required or authorized by law or regulation to close in New York, New York or the city and state of our principal place of business or a day on which transactions in U.S. dollars are not conducted.

Trading day:

A day, as determined by the calculation agent, on which NYSE Arca (or if NYSE Arca is no longer the principal exchange or trading market for the underlying commodity shares, such exchange or principal trading market for the underlying commodity shares that serves as the price-source for the underlying commodity shares) is open for trading during its regular session, notwithstanding such exchange or principal trading market closing prior to its scheduled closing time.

Market disruption event:	With respect to the underlying commodity shares, market disruption event means:

December 2024 Page 15

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

(i)       the occurrence or existence of any of:

a.    a suspension, absence or material limitation of trading of the underlying commodity shares on the primary market for the underlying commodity shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying commodity shares as a result of which the reported trading prices for the underlying commodity shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying commodity shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

b.    a suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the underlying commodity shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion, and

(ii)          a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Buffered Securities.

For the purpose of determining whether a market disruption event in respect of the underlying commodity shares has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the market, (2) a decision to permanently discontinue trading in the underlying commodity shares or in the relevant futures or options contract will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the underlying commodity shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying commodity shares and (4) a “suspension, absence or material limitation of trading” on the primary market on which futures or options contracts related to the underlying commodity shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the underlying commodity shares; alteration of method of calculation:

If trading in the underlying commodity shares on every applicable national securities exchange is permanently discontinued or the underlying commodity shares are liquidated or otherwise terminated (a “discontinuance or liquidation event”), the Buffered Securities will be deemed accelerated to the fifth business day following the date notice of such liquidation event is provided to holders of the underlying commodity shares under the terms of the underlying commodity shares (the date of such notice, the “liquidation announcement date” and the fifth business day following the liquidation announcement date, the “acceleration date”), and the payment to you on the acceleration date will be equal to the fair market value of the Buffered Securities on the trading day immediately following the liquidation announcement date as determined by the calculation agent in its sole discretion based on its internal models, which will take into account the reasonable costs incurred by us or any of our affiliates in unwinding any related hedging arrangements.

Antidilution adjustments:

If the underlying commodity shares are subject to a share split or reverse share split, then once such split has become effective, the adjustment factor for the underlying commodity shares will be adjusted by the calculation agent to equal the product of the prior adjustment factor and the number of shares issued in such share split or reverse share split with respect to one share of the underlying commodity shares.

No adjustment to an adjustment factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

December 2024 Page 16

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factors or method of calculating the adjustment factors and of any related determinations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the Buffered Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Buffered Securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Buffered Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Buffered Securities. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Buffered Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Buffered Securities, which we describe below, the holders of the Buffered Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Buffered Securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Buffered Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the Acceleration Amount will equal the principal amount of the Buffered Securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

December 2024 Page 17

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Buffered Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Buffered Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Buffered Securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered Securities to the trustee for delivery to the depositary, as holder of the Buffered Securities, on the maturity date.

December 2024 Page 18

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Additional Information About the Buffered Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 Buffered Security
United States Federal Taxation:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Buffered Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Buffered Securities. This discussion applies only to investors in the Buffered Securities who:

● purchase the Buffered Securities in the original offering; and

● hold the Buffered Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

● certain financial institutions;

● insurance companies;

● dealers and certain traders in securities or commodities;

● investors holding the Buffered Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

● U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

● partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

● regulated investment companies;

● real estate investment trusts; or

● tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Buffered Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Buffered Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Buffered Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Buffered Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Buffered Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, it is more likely than not that each Buffered Security will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Buffered Securities or instruments that are similar to the Buffered Securities for

December 2024 Page 19

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Buffered Securities (including possible alternative treatments of the Buffered Securities). Unless otherwise stated, the following discussion is based on the treatment of the Buffered Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Buffered Security that is, for U.S. federal income tax purposes:

● a citizen or individual resident of the United States;

● a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

● an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Buffered Securities

Assuming the treatment of the Buffered Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Buffered Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Buffered Securities should equal the amount paid by the U.S. Holder to acquire the Buffered Securities.

Sale, Exchange or Settlement of the Buffered Securities. Upon a sale, exchange or settlement of the Buffered Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Buffered Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Buffered Securities should be long-term capital gain or loss if the U.S. Holder has held the Buffered Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule. Because the Buffered Securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered Securities will be treated as a “constructive ownership transaction” under Section 1260 of the Code. If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Buffered Securities could be recharacterized as ordinary income (the “Recharacterized Gain”), in which case an interest charge will be imposed. The amount of Recharacterized Gain (if any) that would be treated as ordinary income in respect of a Buffered Security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a Buffered Security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.” As a result of the terms of the Buffered Securities, it is unclear how to calculate the amount of Recharacterized Gain if an investment in the Buffered Securities were treated as a constructive ownership transaction. In addition, long-term capital gain that a U.S. Holder would otherwise recognize in respect of the Buffered Securities up to the amount of the “net underlying long-term capital gain” could, if the U.S. Holder is an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered Securities. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Buffered Securities

Due to the absence of authorities that directly address the proper tax treatment of the Buffered Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, due to the terms of the Buffered Securities and current market conditions, there is a risk that the IRS could seek to analyze the U.S. federal income tax consequences of owning the Buffered Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the

December 2024 Page 20

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Contingent Debt Regulations applied to the Buffered Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Buffered Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Buffered Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Buffered Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Buffered Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Buffered Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Buffered Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Buffered Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Buffered Securities and the payment of proceeds from a sale, exchange or other disposition of the Buffered Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Buffered Security that is, for U.S. federal income tax purposes:

● an individual who is classified as a nonresident alien;

● a foreign corporation; or

● a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

● a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

● certain former citizens or residents of the United States; or

● a holder for whom income or gain in respect of the Buffered Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered Securities.

December 2024 Page 21

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Tax Treatment upon Sale, Exchange or Settlement of the Buffered Securities

In general. Assuming the treatment of the Buffered Securities as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Buffered Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding the possible application of FATCA, if all or any portion of a Buffered Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Buffered Securities would not be subject to U.S. federal withholding tax, provided that:

●the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

● the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

● the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

● the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Buffered Security (or a financial institution holding a Buffered Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Buffered Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Buffered Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Buffered Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Buffered Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Buffered Securities reference an exchange-traded fund, and neither the fund nor any of its holdings is treated for U.S. federal income tax purposes as Underlying Securities, payment on the Buffered Securities to Non-U.S. Holders should not be subject to Section 871(m).

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Buffered Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Buffered Securities.

Backup Withholding and Information Reporting

December 2024 Page 22

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

Information returns may be filed with the IRS in connection with the payment on the Buffered Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Buffered Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Buffered Securities – Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Due to the terms of the Buffered Securities and current market conditions, there is a risk that the IRS could seek to recharacterize the Buffered Securities as debt instruments. If the Buffered Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Buffered Securities. However, under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Buffered Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Buffered Securities.

The discussion in the preceding paragraphs under “United States Federal Taxation,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Buffered Securities.

Use of proceeds and hedging:

The proceeds from the sale of the Buffered Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered Securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered Securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered Securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the Buffered Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying commodity shares, in futures and/or options contracts on the underlying commodity or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the underlying commodity shares on the pricing date, and, therefore, could increase the price at or above which the underlying commodity shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered Securities, including on the valuation date, by purchasing and selling the underlying commodity shares, futures or options contracts on the underlying commodity shares or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying commodity shares, and, therefore, adversely affect the value of the Buffered Securities or the payment you will receive at maturity.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered Securities, either directly or indirectly.

Supplemental information regarding plan of distribution;	Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $12.50 for each Buffered Security they sell.

December 2024 Page 23

Morgan Stanley Finance LLC

Buffered Participation Securities Based on the Performance of the SPDR® Gold Trust due January 8, 2026

Principal at Risk Securities

conflicts of interest:

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered Securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Validity of the Buffered Securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Buffered Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Buffered Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov.as follows:

Prospectus Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus.

December 2024 Page 24